EXHIBIT 10.3

Form of

AWARD AGREEMENT

for

STOCK APPRECIATION RIGHTS

THIS AWARD AGREEMENT, effective as of October 10, 2008, is made by and between RENTRAK CORPORATION, an Oregon corporation (“Corporation”), and [Name of Employee], an employee of Corporation (“Employee”):

RECITALS

A. Corporation has adopted the Rentrak Corporation Stock Appreciation Rights Plan (the “Plan”).

B. The Committee appointed to administer the Plan has determined that it would be to the advantage and best interest of Corporation and its shareholders to grant the Stock Appreciation Right Award (“SAR Award”) provided for in this Agreement to Employee as an inducement to remain in the service of Corporation and as an incentive for increased efforts during such service;

NOW, THEREFORE, in consideration of the mutual covenants in this Agreement and other good and valuable consideration, receipt of which is acknowledged, the parties agree as follows:

1.	AWARD OF SARs

1.1 Award of SARs. In consideration of Employee’s agreement to remain in the employ of Corporation or its subsidiaries and for other good and valuable consideration, effective as of the date of this Agreement, Corporation irrevocably grants to Employee              SARs upon the terms and conditions set forth in this Agreement and the Plan.

1.2 Initial Measurement Value. The Initial Measurement Value of each SAR shall be $11.10, subject to adjustment as provided in Section 11 of the Plan.

1.3 Consideration to Corporation. In consideration of the granting of the SARs by Corporation, Employee agrees to render faithful and efficient services to Corporation or a subsidiary, with such duties and responsibilities as set forth in Employee’s employment agreement with Corporation, if any. Nothing in this Agreement or in the Plan confers upon Employee any right to continue in the employ of Corporation or any subsidiary or will interfere with or restrict in any way the rights of Corporation and its subsidiaries, which are expressly reserved, to discharge Employee at any time for any reason whatsoever, with or without cause, except as provided in Employee’s employment agreement with Corporation, if any.

1.4 Adjustments in SAR. The Committee may make adjustments with respect to the SAR Award in accordance with the provisions of Section 11 of the Plan.

2.	VESTING AND SETTLEMENT

2.1 Vesting.

(a) Subject to Sections 2.1(b), 2.1(c), and 2.2, the SAR Award will vest if the performance criteria set forth in Exhibit A are attained as of March 31, 2011. The actual date of vesting will be the date the Committee determines such criteria have been attained, which shall occur, if at all, no later than June 15, 2011. The performance criteria relate to the period from April 1, 2009, through March 31, 2011. The determination of whether the performance criteria have been met will be made by the Committee in its sole discretion. For purposes of this determination, the expense associated with the grant, vesting, and settlement of nonqualified stock options and stock appreciation rights granted on October 10, 2008, will not be included in the computation of operating income. The Committee has the authority to make any appropriate adjustments, determined in its sole discretion, to the performance criteria upon the occurrence of a significant corporate event, including, but not limited to, the acquisition of one or more businesses, the disposition of assets outside the ordinary course of business, impairments of long-lived assets, the correction of an accounting error, or restatement of Corporation’s financial statements.

(b) No portion of the SAR Award which is unvested as of termination of Employee’s employment with Corporation or a subsidiary will subsequently become vested.

(c) Notwithstanding Section 2.1(a), the SAR Award will become fully and immediately vested if an event occurs that constitutes a Change in Control of Corporation before the SAR Award expires under Section 2.2.

2.2 Expiration of SAR Award. The SAR Award will expire on the first to occur of the following events:

(a) The determination of the Committee that the performance criteria set forth in Exhibit A have not been attained;

(b) On August 30, 2011, if the Final Measurement Value for each SAR does not exceed the Initial Measurement Value; or

(c) Immediately upon termination of Employee’s employment with Corporation or a subsidiary for Cause.

2.3 Change in Control. In the event of a Change in Control, the SAR Award will be settled in accordance with Section 6.4 of the Plan.

2.4 Settlement. Unless otherwise provided in this Agreement, all vested SARs that have not otherwise been terminated, forfeited, or settled will be settled as follows:

(a) The Settlement Date will be August 30, 2011; and

(b) The Employee will receive payment of the full Settlement Value, less any required withholding, no later than September 30, 2011.

3.	OTHER PROVISIONS

3.1 SARs Not Transferable. Neither the SAR Award nor any interest or right therein or part thereof may be sold, pledged, assigned, or transferred in any manner other than by will or the laws of descent and distribution, unless and until such SAR Award has been settled. Neither the SAR Award nor any interest or right in the SAR Award or part thereof will be liable for the debts, contracts or engagements of Employee or his successors in interest or will be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof will be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

3.2 Notices. Any notice to be given under the terms of this Agreement to Corporation must be addressed to Corporation in care of its Secretary, and any notice to be given to Employee will be addressed to him at the address given beneath his signature. By a notice given pursuant to this Section 3.2, either party may designate a different address for notices to be given. Any notice which is required to be given to Employee will, if Employee is then deceased, be given to Employee’s personal representative if such representative has previously informed Corporation of his status and address by written notice under this Section 3.2. Any notice will be deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as pursuant to this Section, and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

3.3 Titles. Titles are provided in this Agreement for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

3.4 Construction. This Agreement will be administered, interpreted and enforced under the internal laws of the State of Oregon without regard to conflicts of laws thereof.

3.5 Definition of Terms. All capitalized terms used in this Agreement without definition have the meanings ascribed to such terms in the Plan.

RENTRAK CORPORATION

By
Chief Executive Officer

[Name of Employee]

Address:

Employee’s Taxpayer Identification Number:

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